Exhibit 5.1

14 December 2023

Biodexa Pharmaceuticals plc
1 Caspian Point

Caspian Way

Cardiff, Wales

CF10 4DQ

Re: Biodexa Pharmaceuticals plc – Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as English legal advisers to Biodexa Pharmaceuticals plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the Company raising additional working capital of up to $6,900,000 by way of the offer and sale by the Company of (i) class ‘A’ units (“Class A Units”), each consisting of (A) one American Depositary Share (“ADS”) representing 400 ordinary shares of £0.001 each in the capital of the Company (the "Ordinary Shares"), (B) one ‘Series E’ warrant to purchase one ADS ("Series E Warrant") and (C) one ‘Series F’ warrant to purchase one ADS (“Series F Warrant”), and (ii) for certain purchasers, class ‘B’ units (“Class B Units,” and collectively with the Class A Units, the “Units”), each consisting of (A) one pre-funded warrant to purchase one ADS (“Pre-Funded Warrant”), (B) one Series E Warrant and (C) one Series F Warrant (the “Offering”). The Registration Statement (as defined below) also covers the issuance of warrants to purchase ADSs up to an aggregate value of $373,750 to Ladenburg Thalmann & Co. Inc., the representative of underwriters of the Offering (the “Representative Warrants”) and the ADSs issuable upon exercise thereof.

The Class A Units and the Class B Units are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the underwriting agreement referred to in the Registration Statement (the “Underwriting Agreement”).

1.	INTRODUCTION

1.1	Purpose

This opinion is being furnished in connection with the Registration Statement on Form F-1 (File No. 333-274895) and each amendment thereto (collectively, as amended and supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder. We have taken instruction in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

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1.3	Legal review

For the purpose of issuing this letter, we have examined such matters of fact and questions of law as we have considered appropriate and have reviewed the following:

(a)	a copy of the Registration Statement;

(b)	a copy of the resolutions passed at the annual general meeting of the Company, which was held on 14 June 2023 (the “AGM Resolutions”);

(c)	a copy of (i) the minutes of the meeting of the board of directors of the Company (the “Board”) held on 6 October 2023 regarding, inter alia, the authorisation and approval of the allotment and issuance of the underlying Ordinary Shares included in the Units (including upon conversion of the Pre-Funded Warrants and Series E Warrants) and Representative Warrants and covered by the Registration Statement (the “Transaction Shares”), (ii) the minutes of the meeting held on 27 November 2023 of the finance committee, appointed by the Board on 6 October 2023 (the “Finance Committee”), regarding the increase to the aggregate amount of additional working capital to be raised pursuant to the Offering and (iii) the written resolutions of the Finance Committee passed on 13 December 2023 of the Finance Committee, regarding the creation, grant, sale, issuance and delivery of the Series F Warrants (the “Board Resolutions” and together with the AGM Resolutions, the “Corporate Approvals”);

(d)	a copy of the certificate of incorporation of the Company dated 12 September 2014, a copy of the certificate of incorporation on re-registration of the Company as a public company dated 28 November 2014, and a copy of the certificate of incorporation on change of name of the Company dated 27 March 2023;

(e)	a copy of the current articles of association of the Company that were adopted on 14 June 2023 (the “Articles”);

(f)	an online search of the information available on file at Companies House in respect of the Company conducted on 14 December 2023 at 10:31 (London time);

(g)	an online search of the Central Registry of Winding-up Petitions (the “Central Registry”), a computerised register of winding-up petitions and administration applications which is maintained for all petitions or applications presented to either the Insolvency and Companies List (formerly known as the Companies Court) in respect of the Company on 14 December 2023 at 10:11 (London time); and

(h)	a copy of the Underwriting Agreement, in substantially final form.

In respect of the searches noted in paragraphs 1.3(f) and 1.3(g) above (together the “Searches”), we have reviewed only the results of these searches carried out by Company Registrations Online Limited (trading as CRO Info), a corporate information service provider, which did not necessarily reveal the up-to-date, complete or accurate position.

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We hereby confirm that, for the purposes of rendering this letter we have not, other than as expressly set forth in this letter, undertaken any searches or obtained any information whatsoever in relation to the Company. In particular, other than the Searches, we have not reviewed or investigated the following:

(i)	the Company’s solvency or otherwise;

(ii)	whether any steps have been taken by any person in respect of any receivership, administration, reorganisation, winding-up or liquidation, including for these purposes the taking by any person of any action relating to or affecting the rights of creditors (or any analogous actions thereto) or the commencement of any moratorium in respect thereof;

(iii)	whether any security interests, liens or encumbrances exist or have been registered over any of the Company’s property or assets; or

(iv)	otherwise investigated the Company’s activities in any way whatsoever.

1.4	Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law and relate only to English law as applied by the English courts as at today’s date. In particular:

(a)	we have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated below;

(b)	this letter does not relate to English conflict of laws rules;

(c)	we do not undertake or accept any obligation to update this letter and/or the opinions given in it to reflect subsequent changes in English law or factual matters;

(d)	we express no opinion on the impact of any rules, regulations or requirements of the NASDAQ Stock Market LLC or the rules and regulations adopted by the SEC; and

(e)	we express no opinion in this letter on the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, the Company, any document or any other matter contemplated by any document would or might affect this letter and/or the opinions given in it.

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinion) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

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2.	OPINION

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its schedules, and subject further to the following:

(a)	the Registration Statement, as amended and supplemented, becoming effective under the Securities Act and continuing to be effective;

(b)	the number of Transaction Shares to be allotted and issued in the transaction contemplated by the Registration Statement not being greater than the aggregate nominal value specified in the AGM Resolutions;

(c)	that the Corporate Approvals and any additional board and shareholder resolutions required pursuant to the terms of the Companies Act 2006 (the “Act”) and the Articles were or will be (as appropriate) each passed at a meeting which was or will be duly convened and held in accordance with all applicable laws and regulations; that in particular, but without limitation, a duly qualified quorum of directors or, as the case may be, shareholders was or will be present in each case throughout the meeting and voted in favour of the resolutions, and that in relation to each meeting of the Board, each provision contained in the Act or the Articles relating to the declaration of the directors’ interests or the power of the interested directors to vote and to count in the quorum was or will be duly observed;

(d)	the receipt in full of payment for the Transaction Shares in an amount of “cash consideration” (as defined in section 583(3) of the Act) of not less than the aggregate nominal value for such Transaction Shares; and

(e)	valid entries having been made in relation to the allotment and issue of the Transaction Shares in the books and registers of the Company,

it is our opinion that, as at today’s date, the Transaction Shares will, when registered in the name of the recipient in the register of members of the Company and when paid for and issued in accordance with the Underwriting Agreement, the Registration Statement, and, as applicable, the applicable warrant, be duly and validly authorised and issued, fully paid or credited as fully paid and will not be subject to any call for payment of further capital.

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax or duty which may arise or be suffered as a result of or in connection with the transactions contemplated by the Registration Statement.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

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4.	DISCLOSURE AND RELIANCE

This letter is rendered to you for your benefit in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed under the Securities Act with respect to the Transaction Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Other than for the purpose set out in the prior paragraph, this letter may not be relied upon, or assigned, for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

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Yours faithfully

BROWN RUDNICK LLP

/s/ Brown Rudnick LLP

………………………………

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Schedule 1
ASSUMPTIONS

The opinions in this letter have been given on the basis of the following assumptions:

(a)	the genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies and, where applicable, the dates of such documents specified therein are correct;

(b)	where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

(c)	each of the signed documents examined by us has been duly executed and, where applicable, delivered on behalf of the Company and each natural person executing such documents has sufficient legal capacity to enter into such documents and perform the transactions contemplated herein;

(d)	the Articles remain in full force and effect, and no alteration has been made or will be made to such articles of association, in each case prior to each date of allotment and issue of the Transaction Shares (each an “Allotment Date”);

(e)	on each Allotment Date, the Company will comply with all applicable laws to allot and issue the Transaction Shares and the Company will receive such amounts as are necessary to fully pay the nominal value of the Transaction Shares and any applicable share premium;

(f)	all facts which are stated in any official public record, including the Searches, or other document or information supplied by a public official are correct; in particular that all documents, forms and notices which should have been delivered to the Registrar of Companies in respect of the Company have been so delivered, that information revealed by the Searches was complete and accurate in all respects and has not, since the time of the Searches, been altered and that the results of the Searches will remain complete and accurate as at each Allotment Date;

(g)	as at each Allotment Date, the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”), and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company);

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(h)	the Board Resolutions provided to us in connection with the giving of the opinions in this letter reflect a true record of the proceedings described in them in duly convened, constituted and quorate meetings in which all constitutional, statutory and other formalities were duly observed, and the resolutions set out in the minutes were validly passed and have not been and will not be revoked or varied and remain in full force and effect and will remain so as at each Allotment Date;

(i)	in respect of the Board Resolutions (i) in passing such resolutions the directors of the Company were acting in good faith, (ii) the transactions and other matters referred to in the Board Resolutions were or are to be entered into and effected by the Company for the purpose of carrying on its business, (iii) at the time such transactions or matters were or (as the case may be) are to be entered into or effected the Board had or (as the case may be) will have reasonable grounds for believing that the transactions or matters would or (as the case may be) will promote the success of the Company for the benefit of its members as a whole, and (iv) the Board exercised their powers in connection with the transactions or matters in accordance with all applicable laws;

(j)	the resolutions set out in the Corporate Approvals and/or such other board or shareholder resolutions that are otherwise obtained and/or required by the Company at a later date to, inter alia, validly authorise the issuance of all Transaction Shares were or will be validly passed and have not been and will not be revoked or varied and remain in full force and effect and will remain so as at each Allotment Date;

(k)	as at each Allotment Date, the directors of the Company shall have sufficient powers conferred on them to allot the Transaction Shares and to grant rights to subscribe for Transaction Shares (as applicable) under section 551 (Power of directors to allot shares etc: authorisation by company) of the Act and under section 570 (Disapplication of pre-emption rights: directors acting under general authorisation) of the Act as if section 561 of the Act did not apply to such allotment or grant and the Company shall not issue (or purport to issue) Transaction Shares and shall not grant rights (or purport to grant rights) in excess of such powers or in breach of any other limitation on their powers to issue shares or grant rights;

(l)	in relation to the allotment and issue of the Transaction Shares, the directors of the Company have acted and will act in the manner required by section 172 of the Act (Duty to promote the success of the Company), and there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company and such directors exercised their powers in accordance with all other statutory duties under the Act and English common law;

(m)	no Transaction Shares or rights to subscribe for Transaction Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Transaction Shares in breach of section 21 of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

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(n)	as at each Allotment Date, any authority granted pursuant to the Articles or the AGM Resolution or otherwise by the Company’s shareholders will remain unutilised to the extent necessary to permit the allotment and issue of the Transaction Shares;

(o)	the name of the relevant allottee and the number of Transaction Shares allotted has been or will be duly entered in the register of members of the Company promptly in accordance with English law;

(p)	each of the signed documents examined by us is accurate, complete and authentic, each original is authentic, each copy conforms to an authentic original and all signatures are genuine;

(q)	all official public records are accurate, complete and properly indexed and filed and all statutes, judicial and administrative decisions and agency regulations are available in a format that makes legal research reasonably feasible;

(r)	there has not been any mutual mistake of fact or misunderstanding fraud, duress, or undue influence by or among any of the parties to each of the signed documents examined by us;

(s)	the conduct of the parties to the transactions contemplated herein has complied in the past and will comply in the future with any requirement of good faith, fair dealing and conscionability;

(t)	the results of the Searches would be the same if carried out on the date of this letter;

(u)	the Company only undertakes and carries out business in accordance with its constitution and powers and is not and will not breach the law or regulations of any territory in which it operates, including the United Kingdom;

(v)	no director of the Company has, or at any time has had, any interest in the transactions contemplated herein except to the extent permitted by the Articles and by applicable law;

(w)	the directors of the Company are not, and have not at any time been, connected in with any relevant party in relation to the allotment of the Transaction Shares and none of the directors of the Company are disqualified or are subject to disqualification proceedings pursuant to the Company Directors Disqualification Act 1986, or otherwise;

(x)	none of the parties to the transactions contemplated herein (nor any director or officer of such parties) is or will be seeking to achieve any purpose not apparent from such documents which may render such arrangements illegal or void;

(y)	the ADSs, and not the Transaction Shares, shall be and continue to be listed on the NASDAQ Capital Market; and

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(z)	the Transaction Shares shall not be listed on any market.

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Schedule 2
RESERVATIONS

The opinions in this letter are subject to the following reservations:

(a)	the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced, and the available records may not be complete or up-to-date. In particular, the Central Registry may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and at the Central Registry are not capable of revealing whether or not a winding up petition or a petition for the making of an administration order has been presented and, further, notice of a winding up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned. Further, not all security interests are registrable, such security interests have not in fact been registered or such security interests have been created by an individual or an entity which is not registered in England. We have not made enquiries of any District Registry or County Court in England;

(b)	the opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact;

(d)	this letter is subject to any matters of fact not disclosed to us;

(e)	we have only reviewed the documents listed in paragraph 1.3 above;

(f)	we have made no enquiries of any individual connected with the Company;

(g)	a certificate, documentation, notification, opinion or the like might be held by the English courts not to be conclusive if it can be shown to have an unreasonable or arbitrary basis or in the event of a manifest error;

(h)	it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it;

(i)	if a person is (or is controlled by or otherwise connected with another person which is) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or United Kingdom sanctions implemented or effective in the United Kingdom, or is otherwise the target of any such sanctions, then obligations owed to or by that person may be unenforceable or void;

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(j)	this letter is limited to the original issuance of the Transaction Shares by the Company and does not cover shares delivered by the Company out of the Transaction Shares reacquired by it; and

(k)	this letter is based upon currently existing statutes, rules, regulations, and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in the facts or circumstances which might affect any matters or opinions set forth herein.

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